Exhibit 99.1

NAVISTAR ANNOUNCES EXPIRATION AND RESULTS OF
TENDER OFFER AND CONSENT SOLICITATION
FOR ITS 4.75 PERCENT SUBORDINATED EXCHANGEABLE NOTES

All $400 Million 6.25 Percent Senior Notes Due 2012 to be Immediately Retired

WARRENVILLE, Ill. - March 24, 2006 - Navistar International Corporation (NYSE: NAV) announced today the expiration and final results of its cash tender offer and consent solicitation with respect to its outstanding $220.0 million in aggregate principal amount of 4.75 percent subordinated exchangeable notes due 2009.

The tender offer expired at midnight, Eastern Standard Time, on March 23, 2006. As of March 24, 2006, Navistar accepted for payment and paid for notes from holders of $ 217.042 million in aggregate principal amount, or 98.7 percent, of the outstanding notes pursuant to Navistar’s offer to purchase and related letter of transmittal. In exchange for each $1,000 principal amount of notes validly tendered and accepted for payment, holders of the notes received $1,000 in cash, plus accrued and unpaid interest through, but not including, the date of purchase.

As a result of receiving consents from holders of more than a majority in aggregate principal amount of the 4.75 percent notes, Navistar executed a supplemental indenture relating to the indenture governing the notes, which, among other things, waived any and all defaults and events of defaults existing under the indenture, eliminated substantially all of the material restrictive covenants and certain events of default and related provisions in the indenture and rescinded any and all prior notices of default and/or acceleration delivered to Navistar pursuant to such indenture.

This announcement is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell any securities. Holders of the 4.75 percent notes and investors may obtain a free copy of the tender offer statement on schedule TO, the offer to purchase and other documents that Navistar has filed with the Securities and Exchange Commission relating to the 4.75 percent notes tender offer at the SEC’s website at www.sec.gov. These materials contain important information regarding Navistar and the tender offer.

Navistar also announced today that it retired all $400 million of its 6.25 percent senior notes due 2012 in response to an acceleration notice from more than 25 percent of the holders of such notes.

E-5

Exhibit 99.1 (continued)

“This is all part of the orderly transition of the company’s capital structure,” said Robert C. Lannert, Navistar vice chairman and chief financial officer. “The acceleration of the 6.25 percent senior notes allowed Navistar to pay off the debt at par and replace the obligation with debt from the company’s senior unsecured loan facility. This also means that all defaults under the indenture for the 6.25 percent senior notes were cured upon repayment and all existing cross defaults and/or cross accelerations were eliminated upon repayment of the 6.25 percent senior notes.”

Holders of Navistar’s 6.25 percent senior notes were paid $1,000 per $1,000 principal amount of notes, plus accrued and unpaid interest through the settlement date.

In order to settle the acceleration of the 6.25 percent senior notes due 2012 and pay for the tendered 4.75 percent subordinated exchangeable notes due 2009, Navistar made a second draw on its $1.5 billion senior unsecured term loan facility today.

About Navistar

Navistar International Corporation (NYSE: NAV) is the parent company of International Truck and Engine Corporation. The company produces International® brand commercial trucks, mid-range diesel engines and IC brand school buses, Workhorse brand chassis for motor homes and step vans, and is a private label designer and manufacturer of diesel engines for the pickup truck, van and SUV markets. Navistar is also a provider of truck and diesel engine parts and service sold under the International® brand. A wholly owned subsidiary offers financing services. Additional information is available at: www.nav-international.com.

Forward Looking Statements

Information provided and statements made that are not purely historical are forward -looking. Such forward-looking statements only speak as of the date of this report and we assume no obligation to update the information included in this report, whether as a result of new information, future events or otherwise. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are not guarantees of performance or results and they involve risks, uncertainties and assumptions which could have a material adverse effect on the company’s liquidity position and financial condition. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many other factors that could cause actual results to differ materially from those in the forward-looking statements.  For a further description of these and other factors, see Exhibit 99.1 to our Form 10-K for the fiscal year ended October 31, 2004.

E-6